Exhibit 10.12
AMENDED AND RESTATED LEASE
BY AND BETWEEN
First Physicians Realty Group, LLC, a Nevada limited liability company
(“Landlord”)
and
RHA Anadarko, LLC, an Oklahoma Limited Liability Company
RHA Stroud, LLC, an Oklahoma Limited Liability Company
(Jointly referred to herein as “Tenant”)

LEASE
This Lease (“Lease”) is made and entered into this 1st day of April, 2011, between First Physicians Realty Group, LLC, a Delaware limited liability company (hereafter called “Landlord”) and RHA Anadarko, LLC, and RHA Stroud, LLC, all Oklahoma limited liability companies (hereafter jointly referred to as “Tenant”). This Lease will be executed simultaneously with the Stock Purchase Agreement between the parties.
WITNESSETH:
1.	Demise, Exhibits and Construction of Tenant Improvements.
1.1
Landlord does hereby demise and lease to Tenant the land legally described and depicted on Exhibit A attached hereto and made a part hereof (the “Land”) and the buildings (the “Buildings”). The Land and the Buildings are collectively herein referred to as the “Demised Premises”. Landlord hereby leases the Demised Premises to Tenant, and hereby grants to Tenant its guests, invitees and licensees all Landlord’s easements, rights and privileges appurtenant thereto, including the right to use all of the parking areas, driveways, roads, alleys, means of ingress and egress and other portions of the Demised Premises, all in accordance with the terms, conditions and covenants contained in this Lease.

1.2	Exhibits. The exhibits listed below and attached to this Lease are incorporated herein by reference:

EXHIBIT “A”	Legal Description of the Land

EXHIBIT “B”	Base Rent

EXHIBIT “C”	Subordination, Non-Disturbance and Attornment Agreement

EXHIBIT “D”	Commencement Agreement

EXHIBIT “E”	ACH Agreement
2	Term and Use.
2.1
Term Commencement Date. The Primary Term of this Lease shall begin on the 1st day of April, 2011 (the “Commencement Date”) and shall end at midnight on the last day of the twentieth (20th) Lease Year following the Commencement Date (the “Primary Term”). For purposes of this Lease, a “Lease Year” shall be defined as that twelve (12) month period during the Primary Term, or any Renewal Term, commencing on the Commencement Date or the annual anniversary thereof, as may be applicable; provided, however, that if the Commencement Date is a day other than the first day of a calendar month, then the first Lease Year shall include that period of time from the Commencement Date up to the first day of the next calendar month, and any subsequent Lease Year shall be the twelve (12) month period beginning on the annual anniversary thereof. For purposes of this Lease, a “Lease Month” shall be defined as those successive calendar month periods beginning with the Commencement Date and continuing through the Primary Term or any Renewal Term of this Lease; provided, however, if the Commencement Date is a day other than the first day of a calendar month, then the first Lease Month shall include that period of time from the Commencement Date up to the first day of the next calendar month, and each subsequent Lease Month shall be a calendar month period beginning on the first day of such month.

2.2
Renewal Term. Unless Tenant gives Landlord notice that it does not elect to extend the term of this Lease not later than one hundred eighty (180) days prior to expiration of the Primary Term or the then-current Renewal Term, as applicable, this Lease shall automatically extend for an additional term of ten (10) years on the same terms and conditions as provided herein except that the Base Rent (as hereinafter defined) for any such Renewal Term shall be as shown on Exhibit B hereto. Any reference in this Lease to “Term” shall refer to the Primary Term and any such Renewal Term.

2.3
Commencement Agreement. Within ten (10) days of the Commencement Date, Landlord and Tenant shall enter into a supplemental agreement specifying the actual date for the expiration of the Primary Term in accordance with the form attached hereto as Exhibit D.

2.4
Use. The Demised Premises may be used and occupied by Tenant for the following purposes: inpatient and outpatient hospital facilities for the operations of a licensed hospital and related healthcare practices, and any other use allowed by the zoning on said Land. Tenant agrees not to permit any illegal practice to be carried on or committed on the Demised Premises. Notwithstanding, the parties acknowledge that Tenant may attempt obtain federally qualified health center status for the facilities to be operated at the Demised Premises. The Tenant must obtain the prior written consent of the Landlord to any such change of status. If the Landlord consents to such change in status, the parties agree to negotiate in good faith any necessary modifications or amendments to any provisions of this Lease that may be affected by such conversion.

3	Rent.
3.1
Base Rent. Commencing on the Commencement Date (the “Rent Commencement Date”), Tenant shall pay to Landlord for the use and occupancy of the Demised Premises, minimum monthly base rent in the amounts specified on Exhibit B hereto “Base Rent”. The Monthly Base Rent shall be paid in advance and shall be due on or before the first day of each calendar month during the Term. In the event the Commencement Date falls on a date other than the first day of a month then the Monthly Base Rent for such first month shall be prorated accordingly. Base Rent is herein collectively referred to as “Rent”.

3.2
Payment of Rent. Upon execution of this Lease Tenant shall execute an automatic wire transfer agreement, in the form attached as Exhibit E, authorizing Landlord to withdraw funds for the payment of the Rent.

4	Taxes. In addition to the Rent provided for herein, Tenant agrees to reimburse Landlord as follows:
4.1
Liability For Taxes. Tenant shall be responsible for all real and personal property taxes, general assessments, special assessments, license fees, and any other public charges (hereinafter “Real Estate Taxes”), subject to any exemptions that may apply based upon the status of the facilities operated by Tenant at the Demised Premises, which may be levied, imposed, or assessed upon or against the Demised Premises by any lawful authority for each calendar year or portion thereof, during the Primary Term or any Renewal Term, commencing on the Commencement Date. The term “Real Estate Taxes” and “Personal Property Taxes” as used herein shall mean only those installments of Real Estate Taxes which are assessed for a period during the Term of this Lease. Said Real Estate Taxes and Personal Property Taxes are to be prorated for any partial Lease Year occurring during the period in which the public authority assesses Real Estate Taxes.

4.2
Payment of Taxes. Upon receipt by Landlord of any bill for such Real Estate Taxes and or Personal Property Taxes attributed to any calendar year during the Term hereof, Landlord shall furnish Tenant with a written statement of the actual amount of such Real Estate Taxes or Personal Property Taxes together with a copy of such bills, and Tenant shall pay such amount due and provide Landlord with written evidence of such payment within thirty (30) days of such statement, but in no event later than the date said Real Estate Taxes and or Personal Property Taxes are due the taxing authority. Landlord’s and Tenant’s obligations under this Section shall survive the expiration of the Term of this Lease.

4.3
Contest Of Tax Valuation. Landlord shall promptly send to Tenant copies of all assessment valuations and revaluations received from the taxing authority. Tenant may, upon the receipt of prior written approval of Landlord, such approval not to be unreasonably withheld, contest any Real Estate Taxes or Personal Property Taxes against the Demised Premises and attempt to obtain a reduction in the assessed valuation of the Demised Premises for the purpose of reducing any such tax assessment. In the event Landlord approves and upon the request of Tenant, but without expense or liability to Landlord, Landlord shall cooperate with Tenant and execute any document which may be reasonably necessary and proper for any proceeding related to obtaining such a reduction. In the event Landlord desires to contest any Real Estate Taxes or Personal Property Taxes, Tenant agrees to cooperate with Landlord and execute any document which may be reasonably necessary and proper for any such proceeding at no cost to Tenant.

4.4
Liens For Taxes. Tenant shall take all reasonable actions necessary to ensure that a lien does not attach to the Demised Premises for any Real Estate Taxes or Personal Property Taxes, or if one does attach by operation of law, that such lien shall be promptly extinguished before such time as the taxing authority benefiting by such lien may enforce it against the Demised Premises. Tenant shall indemnify and hold harmless Landlord, its successors and assigns from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including attorney’s fees) arising from or resulting from the attachment of any such lien against the Demised Premises.

5	Landlord Warranties and Covenants. In addition to the other warranties, representations and covenants of Landlord in this Lease, Landlord warrants, represents and covenants to Tenant as follows:
5.1	That the Building and all of the Permitted Uses are and as of the Commencement Date shall be in compliance with all applicable zoning and land use laws.
5.2	That as of the Commencement Date, or earlier, Landlord shall be the fee simple owner and record title holder of the surface of the Demised Premises.
5.3	That Landlord has not received any notice and does not have any knowledge of any eminent domain or similar proceeding, which would affect all or any portion of the Land or the Demised Premises.
5.4	That Landlord has the full right, power and authority to make this Lease.
5.5
That Tenant, or any permitted assignee or sublessee of Tenant, upon the payment of the Rent and other required payments under this Lease and performance of the covenants hereunder, shall and may peaceably and quietly have, hold and enjoy the Demised Premises and improvements thereon during the Term or any renewal or extension thereof, pursuant to the provisions hereof.

6
Landlord’s Repairs and Maintenance. Except as otherwise set forth in this Lease, Landlord and Tenant agree that Landlord shall have no obligations with respect to repairs and maintenance of the Demised Premises whatsoever.

7	Environmental Matters.
7.1
Landlord represents and warrants that there are no hazardous or toxic substances (as defined by any applicable government authority and hereafter being referred to as “Hazardous Materials”) located on or within the Land and there shall be none as of Commencement Date on or within the Land, the Building and the Demised Premises.

7.2
Landlord represents and warrants that while the Demised Premises have been owned or under Landlord’s custody and control, and that any handling, transportation, storage, treatment or usage of Hazardous Materials that has occurred on the Demised Premises was in compliance with all applicable federal, state and local laws, regulations and ordinances. Landlord further represents and warrants that during such period no leak, spill, discharge, emission or disposal of Hazardous Materials has occurred on the Demised Premises.

7.3
Landlord shall deliver to Tenant on or before the Commencement Date a current Phase I Report satisfactory to Tenant showing that the Land, the Building and Demised Premises are in full compliance with the warranties set forth in this Section.

8
Alterations. Except as expressly provided in this Lease or any Exhibits hereto, Tenant shall not make any exterior or structural alterations to or additions in any portion of the Demised Premises, nor any alterations to the storefront or the exterior of the Demised Premises without, in each instance, first obtaining the written consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned. All such alterations to or additions in any portion of the Demised Premises permitted by Landlord under this Section shall remain upon and be surrendered with the Demised Premises and become the property of Landlord at the expiration or earlier termination of this Lease, unless Landlord requests their removal, in which event Tenant shall, at Tenant’s expense, remove the same and restore the Demised Premises to their original condition existing prior to such alterations or additions.

9	Fixtures And Personal Property.
9.1
Landlord’s Property. At the Commencement Date, any trade fixtures, signs, counters, shelving, and any other and all other personal property installed appurtenant to or in, or on the Demised Premises, are and at all times shall remain the property of the Landlord (“Landlord’s Property”), with the exception of the furniture, medical equipment, business equipment, clinical equipment, and other personal property and equipment that belongs to the Tenant, and Tenant shall not have or at any time claim any right, title, lien, security interest or other interest of any kind or nature therein. Landlord agrees that Tenant shall have the right, at any time or from time to time prior to the expiration or earlier termination of this Lease, to replace any and all of Landlord’s Property with prior written notice and written approval of Landlord. Tenant at its expense shall immediately repair any damage occasioned by the replacement or removal of Landlord’s Property, and upon expiration or earlier termination of this Lease, shall leave the Demised Premises in a neat and clean condition, free of debris, normal wear and tear, casualty loss for which there is insurance reimbursement payable, repairs for which Landlord is responsible hereunder and any loss due to condemnation excepted.

9.2
Tenant’s Property. Any medical equipment, furniture, clinical equipment, business equipment, and other personal property in the Demised premises, or installed after the Commencement Date, are and at all times shall remain the property of the Tenant; and Landlord shall not have or at any time claim any right, title, lien, security interest or other interest of any kind or nature therein. Tenant at its expense shall immediately repair any damage occasioned by the removal of Tenant’s Property, and upon expiration or earlier termination of this Lease, shall leave the Demised Premises in a neat and clean condition, free of debris, normal wear and tear, casualty loss for which there is insurance reimbursement payable, repairs for which Landlord is responsible hereunder and any loss due to condemnation excepted.

9.3
Personal Property Taxes. Subject to any exemptions that may apply based upon the status of the facilities operated by Tenant at the Demised Premises, Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operation in the Demised Premises, to include Personal Property Taxes assessed on Landlord’s Property, as well as upon Tenant’s Property.

10
Liens. Neither Landlord nor Tenant shall permit to be created nor to remain undischarged any lien or encumbrance against the Demised Premises arising out of the work of any contractor, mechanic, laborer or materialman contracted for by Tenant or Landlord. If any lien or notice of lien on account of an alleged debt of Tenant or Landlord or any notice of contract by a party engaged by Landlord or Tenant or Landlord’s or Tenant’s contractor to work in the Demised Premises shall be filed against the Demised Premises, Landlord or Tenant shall, within sixty (60) days after notice of the filing thereof, cause the same to be discharged of record by payment, deposit or bond.

11
Laws And Ordinances. Except as otherwise set forth in this Lease, Tenant agrees, at its sole cost and expense, to comply with all laws, ordinances, orders and regulations regarding Tenant’s operation of the Demised Premises and its business therein.

12	Utility Services.
12.1	Utility Facilities. Landlord warrants that as of the Commencement Date, water, sewer, gas, electricity and telephone and Internet facilities shall be available at and to the Demised Premises.
12.2
Payment For Utility. Tenant shall be solely responsible to arrange for and shall promptly pay all charges for the use and consumption of sewer, gas, electricity, water, telephone and all other utility services used within the Demised Premises during the Term of this Lease.

13
Tenant Repairs And Maintenance. Except as otherwise set forth in this Lease, Tenant shall have the obligation, to perform or cause to be performed all maintenance, repair and replacements necessary to keep or put all of the Demised Premises in good condition and repair, reasonable wear and tear excepted. Tenant shall, at all times during the Term of this Lease and at surrender of the Demised Premises, keep or put the Demised Premises in a clean, tenantable condition, reasonable wear and tear excepted. Within thirty (30) days after Tenant has received written notice from Landlord specifying the nature of any maintenance, repairs or replacements necessary, Tenant, to the extent required by this Lease, shall complete such repairs or maintenance or diligently and continuously work towards completion thereof.

14	Damage To Demised Premises.
14.1
Repair. In the event the Building or the Demised Premises or any portion thereof is damaged or destroyed or rendered partially untenantable for their intended use by fire or other casualty insured under the coverage which Tenant is obligated to carry pursuant to Section 16, such insurance proceeds for the Demised Premises, not including proceeds for Tenant’s Property, shall be immediately assigned to Landlord and Landlord shall, within forty five (45) days after such casualty, commence and diligently proceed to repair said Building and restore the Demised Premises to substantially the same condition in which it was immediately prior to the occurrence of the casualty and any alterations, additions and Tenant’s Property installed by Tenant after the Commencement Date of this Lease. From the date of such casualty until Landlord’s repairs are substantially complete, Rent and all other charges and items payable hereunder shall abate in such proportion as the part of the Demised Premises thus destroyed or rendered untenantable bears to the total Demised Premises. From the date of such casualty until Landlord’s repairs are substantially complete, Rent and all other charges and items payable hereunder shall fully abate if Tenant is unable to reasonably operate the Demised Premises for the purposes permitted by this Lease.

14.2
Repairs During Last Year. In the event that fifty percent (50%) or more of the Building is destroyed or rendered untenantable by fire or other casualty during the last year of the Primary Term or the last year of any Renewal Term of this Lease, then Landlord or Tenant shall have right to terminate this Lease, effective as of the date of the casualty, by giving one to the other, within thirty (30) days of such casualty, written notice of termination.

15	Insurance.
15.1
Landlord’s Property Insurance. During the Term of this Lease, Tenant shall carry and maintain in full force a policy or policies of standard form all risk property insurance (hereafter, “Landlord’s Property Insurance”) covering fire and extended coverage, vandalism and malicious mischief, sprinkler leakage and other similar perils of direct physical loss or damage, issued by one or more insurance carriers licensed to do business in the state in which the Demised Premises are located insuring the Building, and Landlord’s Property, and all appurtenances thereto (excluding Tenant’s Property) for the full replacement value thereof as of the date of loss or damage, having a aggregate limit of not less than (a) $10.324 million during the first year of the Lease Term, and specifically:

RHA Anadarko replacement value of $5.704 million
RHA Stroud replacement value of $4.62 million
and thereafter, (b) an amount as may be, from time to time, reasonably agreed to between Landlord and Tenant during the remainder of the Lease Term. Tenant shall arrange to have Landlord named as the Loss Payee on the Landlord’s Property Insurance.
15.2
Liability Insurance. Tenant agrees to carry general liability insurance on the Demised Premises during the Term hereof naming Landlord as an additional insured, with companies reasonably satisfactory to Landlord and giving Landlord and Tenant a minimum of thirty (30) days written notice by the insurance company prior to cancellation, termination or change in coverage in such insurance. Such insurance shall have a coverage of not less than One Million Dollars ($1,000,000.00) combined Bodily Injury and Property Damage Liability including General Aggregate, Products- Completed Operations Aggregate, Each Occurrence, Personal & Advertising Injury, and Fire Damage.

15.3
Tenant’s Property Insurance. Tenant agrees to carry all risk property insurance covering, fire and extended coverage, vandalism and malicious mischief, sprinkler leakage and all other perils of direct physical loss or damage, including glass breakage, for at least eighty percent (80%) of the replacement value, and covering all of Tenant’s Property located on or within the Demised Premises. Landlord agrees that it shall not have any right, title or interest in and to Tenant’s property insurance, or any proceeds therefrom.

15.4
Insurance Certificates. Each insurance policy obtained by Tenant pursuant to this Section 16 shall name Landlord as an additional insured and provide that at least thirty (30) days prior written notice of policy cancellation, termination or change in coverage shall be given by the insurance carrier to Landlord prior to any cancellation, termination or change in coverage. Landlord and Tenant and all parties claiming under them mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard, covered or required to be covered in whole or in part by insurance on the Demised Premises or in connection with property on or activities conducted on the Demised Premises, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof; provided however, that such release, discharge or waiver shall be effective only if such release, discharge or waiver does not violate the terms of any insurance policies covering the Demised Premises or adversely affect Landlord’s or Tenant’s rights to collect thereunder. Tenant shall provide Landlord certificate(s) of insurance from the insurance carrier(s) for each policy or policies of insurance required of Tenant pursuant to this Section 16.

16	Indemnification.
16.1
Tenant Indemnification. Subject to Section 17.2, in addition to all other indemnities provided in this Lease, Tenant hereby indemnifies and holds Landlord its successors, assigns, members, managers, officers and employees harmless from and against any and all claims, demands, liabilities, damages and expenses, including without limitation attorneys’ fees, arising from Tenant’s use of the Demised Premises or from any negligent or willful act or omission in or about the Demised Premises by Tenant or its agents, employees, or contractors, or from any breach or default by Tenant of this Lease, except to the extent caused by the breach of this Lease by Landlord, or by the negligence or willful misconduct of Landlord, its agents, employees or contractors. In the event any action or proceeding shall be brought against Landlord its successors, assigns, members, managers, officers and employees by reason of any such indemnified claim, Tenant shall defend the same at Tenant’s expense by counsel selected by Tenant and reasonably satisfactory to Landlord.

17	Assignment and Subletting.
17.1	Authorized Assignments. Tenant shall not, without Landlord’s prior written approval, have the right to sublet, assign or otherwise transfer its interest in this Lease.
18
Access To Demised Premises. Upon reasonable prior notice (except in the case of an emergency), Landlord may enter the Demised Premises during Tenant’s business hours for purposes of inspection, to show the Demised Premises to prospective purchasers, future tenants and lenders or to perform any obligation imposed upon or to exercise any right granted to Landlord by this Lease.

19	Defaults By Tenant.
19.1	Tenant Default. The following events shall be deemed Events of Default by Tenant under this Lease:
19.1.1
Any failure by Tenant to pay Rent or make any other payment required of Tenant by this Lease by the date due and such failure shall continue for a period of thirty (30) days after receipt by Tenant of written notice that the same is then due and owing.

19.1.2
If Tenant shall fail to comply with any other term, provision or covenant of this Lease, other than the payment of Rent or other payments required hereunder, and shall not cure such failure within thirty (30) days after receipt of written notice thereof by Landlord, except that this thirty (30) day period shall be extended for a reasonable period of time if the alleged event of default is not reasonably capable of cure within said thirty (30) days and Tenant commences cure within such thirty (30) day period and thereafter diligently continues its efforts to cure such default.

19.1.3
If Tenant shall file or have filed against it a petition to be adjudged a bankrupt or for reorganization under any applicable federal law relating to bankruptcy or reorganization; provided, however, that no default shall occur if such petition in bankruptcy is dismissed within sixty (60) days.

19.2
Landlord’s Remedies. On the occurrence of any Event of Default of this Lease by Tenant, Landlord may, at any time prior to cure or waiver, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

19.2.1
Terminate Tenant’s right to possession of the Demised Premises and re-enter the Demised Premises by any lawful means, in which case this Lease shall terminate. In such case Tenant shall immediately surrender possession of the Demised Premises to Landlord; or

19.2.2
Maintain Tenant’s right to possession of the Demised Premises, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Demised Premises. In such event, Landlord shall be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover the Rent and other payments required to be made hereunder as they become due, and Landlord shall have the right, but not the obligation, to occupy or re-let the whole or any part of the Demised Premises for the account of Tenant in order to mitigate damages; or

19.2.3	Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Demised Premises is located.
19.2.4
If Landlord re-enters the Demised Premises under the provisions of section 20.2.2 hereof, Landlord shall not be deemed to have terminated this Lease, or the liability of Tenant to pay any Rent or other charges that are due or thereafter accruing, or Tenant’s liability for damages under any of the provisions hereof. In the event of any entry or taking possession of the Demised Premises as aforesaid, Landlord shall have in addition to its rights otherwise granted in this Section, shall have the right, but not the obligation, to remove from the Demised Premises any personal property located therein and to place it in storage at a public warehouse at the expense and risk of Tenant.

19.2.5	Landlord’s exercise of any right or remedy shall not prevent it from exercising any other right or remedy.
20
Defaults By Landlord. If Landlord should be in default in the performance of any of its material obligations under this Lease, which default continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such default with particularity, or if such default is of a nature to require more than thirty (30) days for remedy and continues beyond the time reasonably necessary to cure (and Landlord has not undertaken procedures to cure the default within such thirty (30) day period and diligently pursued such efforts toward completion), Tenant, in addition to any other remedy available at law or in equity at its option, may terminate this Lease.

21	Eminent Domain.
21.1
In the event that any portion of the Land or Building shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority to the extent that Tenant cannot conduct its business in the remaining portion of the Building in substantially the same manner as conducted prior to the taking, then at the election of Tenant, this Lease shall terminate and expire as of the date of such taking, and both Landlord and Tenant shall thereupon be released from any liability thereafter accruing hereunder.

21.2
Notice of any termination relating to such eminent domain proceeding must be made by Tenant within sixty (60) days after receipt of written notice of such taking, unless, with Landlord’s prior written consent, Tenant elects to contest such taking in which case the aforestated notice period shall be extended until sixty (60) days from the final resolution of such contestment. In the event of such termination, both Landlord and Tenant shall thereupon be released from any liability thereafter accruing hereunder. If this Lease is terminated as herein above provided, all items of Rent and other charges payable by Tenant hereunder for the last month of Tenant’s occupancy shall be prorated, and Landlord agrees to refund to Tenant any Rent or other charges paid in advance. If Tenant does not elect to so terminate this Lease, Tenant shall remain in that portion of the Demised Premises which shall not have been appropriated or taken as herein provided, and Landlord agrees, at Landlord’s cost and expense, to, as soon as reasonably possible, restore the remaining portion of the Demised Premises to a complete unit of like quality and character as existed prior to such appropriation or taking, and thereafter all Rent and other payment obligations of Tenant hereunder shall be adjusted on an equitable basis, taking into account the relative value of the portion taken as compared to the portion remaining. For the purpose of this Section, a voluntary sale or conveyance in lieu of condemnation, but under threat of condemnation, shall be deemed an appropriation or taking under the power of eminent domain. A separate award for damage to or for taking of respective interests of the Landlord and the Tenant may be made for each of them, and each of them shall be entitled to approve, receive and retain such awards as shall be made to it. The termination of this Lease shall not affect the rights of the Landlord and Tenant with respect to the separate awards under such eminent domain proceedings.

22
Attorneys’ Fees. In the event either Landlord or Tenant shall institute any action or proceeding against the other relating to the interpretation or enforcement of the provisions of this Lease, or any default hereunder, the unsuccessful party in such action or proceeding agrees to reimburse the successful party for the reasonable expenses of attorneys’ fees and paralegal fees and disbursements incurred therein by the successful party. Such reimbursement shall include all legal expenses incurred prior to trial, at trial and at all levels of appeal and post judgment proceedings including fees and costs incurred to collect any judgment or enforce any claim.

23
Notices. Notices and demands required, or permitted, to be sent to either party shall be sent by certified mail, return receipt requested, postage prepaid, by hand delivery, or by facsimile and shall be deemed to have been given upon the date the same is sent by certified mail, on the date of hand delivery, or on the date sent by facsimile, but shall not be deemed received until three (3) days following deposit in the United States Mail if sent by certified mail (so long as the return receipt shows delivery or attempted delivery within such time) to address shown below, on the date hand delivered, or on the date sent by facsimile with answer back, and addressed to:

LANDLORD:	TENANT:
Attn: First Physicians Realty Group, LLC	RHA Anadarko, LLC

RHA Stroud, LLC

Attn:

or at such other address requested in writing by either party upon thirty (30) days notice to the other party.

24
Remedies. Except as may otherwise be provided in this Lease, all rights and remedies of Landlord and Tenant are cumulative, and any one or more rights or remedies may be exercised and enforced concurrently or consecutively and whenever and as often as deemed desirable. The failure of either Landlord or Tenant to insist upon strict performance by the other of any of the provisions of this Lease shall not be deemed a waiver of any subsequent breach or default in any such provision. No surrender of the Demised Premises by Tenant shall be affected by Landlord’s acceptance of Rent or by other means whatsoever unless the same is evidenced by Landlord’s written acceptance of the surrender.

25	Successors And Assigns. All of the provisions of this Lease shall be binding upon, apply and inure to the parties hereto and their respective heirs, representatives, successors and permitted assigns.
26
Holding Over. If Tenant or any party claiming by, through or under Tenant remains in possession of the Demised Premises or any part thereof after any termination or expiration of this Lease, without Landlord’s written consent, Landlord, in Landlord’s sole discretion may treat such holdover as an automatic renewal of this Lease for a month to month tenancy subject to all the terms and conditions provided herein, except that the Base Rent shall be one hundred fifty percent (150%) of the Base Rent payable immediately prior to the expiration or termination of this Lease.

27
Interpretation. The parties hereto agree that it is their intention hereby to create only the relationship of Landlord and Tenant, and no provision hereof, or act of either party hereunder, shall ever be construed as creating the relationship of principal and agent, or a partnership, or a joint venture or enterprise between the parties hereto.

28
Tenant Representations. Tenant represents and warrants that (a) there is no action, suit, proceeding or investigation pending or threatened which, if adversely determined, would have a material adverse effect on Tenant or Tenant’s business; (b) the making and performance of this Lease shall not violate any provision, or constitute a default, under any indenture, agreement or instrument to which Tenant is bound or affected; (c) Tenant is an Oklahoma limited liability company duly organized, validly existing and in good standing under the laws of such state, and is in good standing and validly authorized to do business in the state in which the Demised Premises are located; and (d) Tenant has all requisite power, authority and legal right to enter into and perform this Lease.

29
Estoppel. At any time and from time to time either party, upon request of the other party, shall execute, acknowledge and deliver an instrument, stating, if the same be true, that this Lease is a true and exact copy of the Lease between the parties hereto, that there are no amendments hereof (or, if not so, stating what amendments there may be), that the same is then in full force and effect and that, to the best of its knowledge, there are no offsets, defenses or counterclaims with respect to the payment of Rent reserved hereunder or in the performance of the other terms, covenants and conditions hereof on the part of Tenant or Landlord, as the case may be, to be performed (or, if not so, setting forth those offsets, defenses or counterclaims existing), and that as of such date no default has been declared hereunder by either party, or if a default has been declared, such instrument shall specify same. Such instrument shall be executed by the other party and delivered to the requesting party within fifteen (15) days of receipt of the request therefor, or else the statements made in the proposed estoppel request shall be deemed to be correct.

30
Force Majeure. In the event that either party hereto shall be delayed or hindered in or prevented from the performance required hereunder other than the payment of a sum due pursuant hereto, by reason of strikes, lockouts, labor troubles, failure of power, riots, insurrection, war, acts of terrorism, acts of God, or other reason of like nature not the fault of the party delayed in performing work or doing acts (hereafter, “Permitted Delay” or “Permitted Delays”), such party shall be excused for the period of time equivalent to the delay caused by such Permitted Delay.

31
Severability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provisions hereof and such other provisions shall remain in full force and effect.

32	Governing Law And Venue. This Lease shall be governed by the laws of the state of Oklahoma.
33
Brokers. Landlord and Tenant represent and warrant one to the other that they have not had any dealings with any real estate brokers or agents in connection with the negotiation of this Lease. Landlord and Tenant agree to indemnify and hold each other harmless from and against any and all liability and cost which Landlord or Tenant, as applicable, may suffer in connection with any real estate broker claiming by, through, or under Landlord or Tenant, as applicable, seeking any commission, fee or payment in connection with this Lease.

34	Time Of The Essence. Time shall be of the essence in performance of this Lease.
35
Entire Agreement. This Lease contains all of the agreements of the parties hereto with respect to matters covered or mentioned in this Lease and no prior agreement, letters, representations, warranties, promises, or understandings pertaining to any such matters shall be effective for any such purpose. This Lease may be amended or added to only by an agreement in writing signed by the parties hereto or their respective successors in interest.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the day and year first mentioned, the corporate party or parties by its or their proper officers thereto duly authorized.

TENANT: RHA Anadarko, LLC
By:
Its:

RHA Stroud, LLC
By:
Its:

LANDLORD: First Physicians Realty Group, LLC
By:
Its:

EXHIBIT “D”
COMMENCEMENT AGREEMENT
THIS AGREEMENT, made this 1st day of April, 2011 by and between First Physicians Realty Group, LLC, an Oklahoma limited liability company (herein “Landlord”) and RHA Anadarko, LLC, and RHA Stroud, LLC, all Oklahoma limited liability companies (herein jointly referred to as “Tenant”).
WITNESSETH:
WHEREAS, Landlord and Tenant have entered into that certain Lease dated the 1st day of April, 2011 (“Lease”) for Demised Premises located in Grady County, Johnston County, and Lincoln County, Oklahoma; and
WHEREAS, Landlord and Tenant wish to set forth their agreements as to the commencement of the Term of this Lease.
NOW, THEREFORE, in consideration of the Demised Premises as described in this Lease and the covenants set forth therein, Landlord and Tenant agree as follows:
1.	The Primary Term of this Lease commenced on April 1, 2011.
2.	The Primary Term of this Lease shall expire on April 1, 2031.
3.	Tenant has one additional ten (10) year option.
4.	The Rent Commencement Date under this Lease Agreement is April 1, 2011.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD:	TENANT:
First Physicians Realty Group, LLC	RHA Anadarko, LLC

By	By

Name:	Name:

Its:	Its:

RHA Stroud, LLC

By

Name:

Its: